Exhibit 10.2

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

FORBEARANCE AGREEMENT

This FORBEARANCE AGREEMENT (this “Agreement”), dated as of October 29, 2019, to that certain Loan and Security Agreement, dated as of December 15, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), by and among Key Energy Services, Inc., a Delaware corporation (the “Company”), Key Energy Services, LLC, a Texas limited liability company (“Key Energy LLC”, and together with the Company, collectively, “Borrowers” or “Borrower”), the Lenders party thereto from time to time (collectively, the “Lenders”), and Bank of America, N.A., a national banking association, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Loan Agreement.

RECITALS

WHEREAS, Borrowers, the Lenders and the Administrative Agent are parties to the Loan Agreement;

WHEREAS, the Company has not made the interest payment due on October 18, 2019 in a timely manner in accordance with the Term Loan Credit Agreement;

WHEREAS, the failure to make such payment gave rise to an immediate Event of Default pursuant to Section 12.1(f) of the Loan Agreement (collectively, the “Specified Defaults”);

WHEREAS, Borrowers have requested that during the Forbearance Period (as hereinafter defined), the Administrative Agent and the Lenders party hereto (sometimes referred to herein individually as a “Lender Party,” and collectively as the “Lender Parties”) agree to forbear from exercising any of their Default or Event of Default related rights and remedies against Borrowers and the other Loan Parties solely with respect to the Specified Defaults in accordance herewith that would otherwise be exercisable by the Lender Parties but for this Agreement; and

WHEREAS, subject to the terms and conditions set forth herein, the Lender Parties are willing to agree to such a forbearance but only on the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the terms, covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. Confirmation by Borrowers of Specified Defaults. Each Borrower acknowledges and agrees that (i) the Specified Defaults constitute an Event Default on October 18, 2019 and (ii) no Events of Default or Defaults (other than the Specified Defaults) have occurred and are continuing as of the date hereof.

SECTION 2. Amounts Owing. Each Obligor acknowledges and agrees that, as of the date hereof, the aggregate amount of LC Obligations under the Loan Agreement is $34,569,949, plus accrued and unpaid interest and fees related thereto. Such Obligations, together with all other outstanding Obligations owing pursuant to the terms of the Loan Documents, including interest, fees, expenses and other charges, are validly owing and are not subject to any right of offset, deduction, claim, or counterclaim in favor of any Obligor.

SECTION 3. Forbearance; Forbearance Default Rights and Remedies.

(a) Effective as of the date hereof, in reliance upon the representations, warranties and covenants of the Obligors contained in this Agreement, and solely upon the terms and subject to the conditions of this Agreement, each of the Lender Parties agrees that until the termination or expiration of the Forbearance Period, such Lender Party will forbear from exercising any of their Default or Event of Default related rights and remedies (whether under the Loan Agreement, any other Loan Document, or at law or in equity) against any Borrower, any other Obligor or any of their subsidiaries or affiliates solely with respect to the Specified Defaults. As used herein, the term “Forbearance Period” shall mean the period beginning on the date hereof and ending on the earlier of (i) a Forbearance Termination Event (as defined below) and (ii) December 6, 2019; provided that, notwithstanding anything to the contrary herein, the Forbearance Period shall terminate automatically and without notice of termination immediately upon (A) the occurrence of an Event of Default of the type set forth in Section 12.1(h) of the Loan Agreement, or (B) the termination or expiration of any other forbearance granted by another creditor pursuant to the Term Loan Forbearance Agreement (as defined below).

(b) The occurrence of any of the following events or circumstances shall immediately and automatically constitute a termination event with respect to the Forbearance Period (each, a “Forbearance Termination Event”), unless waived by the Administrative Agent at the request of Required Lenders within one (1) Business Day of receipt of notice of such Forbearance Termination Event:

i.	the occurrence of any Default or Event of Default under the Loan Agreement or any other Loan Document that is not a Specified Default;

ii.	the occurrence of any breach by any Borrower or any Obligor of any covenant, term or other provision of this Agreement;

iii.

any representation or warranty made by any Borrower or any Obligor herein or which is contained in any certificate, document or financial or other statement furnished by a Borrower at any time under or in connection with this Agreement or otherwise shall prove to have been inaccurate in any material respect on or as of the date made;

iv.

the commencement of any action, suit, litigation or other proceeding against the Administrative Agent or any Lender Party (i) by any Obligor; or (ii) by any Person asserting claims relating in any way to any of any Borrower, any Obligor, the Term Loan Credit Agreement, the Loan Documents, or the Collateral;

v.

any payment, or setting aside of funds, by any Borrower, any Obligor, or any of their respective Subsidiaries for the purpose of making any payments, or otherwise transfer any economic value (excluding the payment of any reasonable and documented fees and expenses of one legal counsel to funds affiliated with Platinum Equity Advisors, LLC of up to $150,000 (or such other amount as agreed by the Lender Parties)) to any direct or indirect equity holder of any Borrower in its capacity as such;

vi.

any payment, or setting aside of funds, by any Borrower, any Obligor, or any of their respective Subsidiaries, including with respect to interest, principal, fees, expenses, indemnification or otherwise, on account of or in connection with any Debt for Borrowed Money (other than with respect to the Loan Agreement, the Term Loan Credit Agreement and Capital Leases existing as of the date hereof) or make any payment with respect to interest or principal on account of any such Debt;

vii.	the failure by the Borrower, on the close of business of each Monday during the Forbearance Period, to maintain aggregate bank and book cash balances of at least $10,000,000;

viii.

any Borrower or any Obligor shall make, enter into or implement any amendment, waiver, supplement or other modification to any employment agreement or employee compensation plan, in each case, solely to the extent such agreement or compensation plan relates to an Executive Officer (as defined below), or pay or cause to be paid any amount contemplated by such agreements or plans before the date on which such amount becomes due and payable pursuant to the terms of such agreements or plans, as applicable, or pay or cause to be paid any bonus, incentive, retention, severance, change of control or termination payments pursuant to the terms of such agreements or plans (other than in accordance with the terms of such agreements or plans as in effect immediately prior to the effectiveness of this Agreement), as applicable, including, without limitation, any transaction or other bonus previously awarded but unpaid (it being understood by the parties hereto that “Executive Officer” means the Company’s Chief Executive Officer, Chief Financial Officer, Chief Administrative Officer, General Counsel, or Principal Accounting Officer);

ix.

the commencement of any action, suit, litigation or other proceeding by any Lender other than a Lender Party under the Loan Agreement or any agent, trustee or representative on behalf of any such Lender against any Borrower or set off against any of their respective property, in each case, with respect to the exercise of remedies or enforcement of the Loan Agreement or the obligations thereunder;

x.

the commencement of any action, suit, litigation or other proceeding by any lender under the Term Loan Credit Agreement or any agent, trustee or representative on behalf of any such lender against any Borrower or any Obligor or set off against any of their respective property, in each case, with respect to the exercise of remedies or enforcement of the Term Loan Credit Agreement or the obligations thereunder;

xi.

at any time Availability is less than $12,500,000 (provided, that, notwithstanding anything to the contrary in this Agreement or in any Loan Document, for the purposes of calculating Borrowing Base in determining Availability pursuant to this clause, any Segregated Account Cash Balance, cash or Cash Equivalents shall be excluded); and

xii.	the failure to comply with Section 12(b), Section 12(c) or Section 12(d) by the time periods set forth therein.

(c) Upon the expiration or termination of the Forbearance Period, the Specified Defaults shall automatically and without any further action constitute a “Default” or “Event of Default” for purposes of the Loan Agreement and the agreement of the Lender Parties hereunder to forbear from exercising their respective Default or Event of Default related rights and remedies with respect to the Specified Defaults shall immediately terminate without the requirement of any demand, presentment, protest, or notice of any kind, all of which Borrowers and the other Obligors each waives. Borrowers and the other Obligors each agree that any or all of the Lender Parties may at any time thereafter proceed to exercise any and all of their respective rights and remedies under any or all of the Loan Agreement, any other Loan Document and/or applicable law, including, without limitation, their respective rights and remedies with respect to the Specified Defaults.

(d) Each of the Lender Parties hereby authorizes and requests that the Administrative Agent enter into this Agreement.

(e) This Agreement is limited in nature and nothing contained herein is intended, or shall be deemed or construed, to (i) constitute a waiver of any Specified Default or any existing or future Defaults or Events of Default (including any Event of Default arising from the Specified Defaults) or compliance with any term or provision of the Loan Documents or at law or in equity, (ii) establish a custom or course of dealing between the Obligors, on the one hand, and the Administrative Agent and/or any Lender Party, on the other hand, or (iii) waive, alter or impair the obligations or any of the rights or remedies of the Administrative Agent or the Lender Parties under the Loan Documents, at law or in equity.

(f) For the avoidance of doubt and notwithstanding anything to the contrary in this Agreement or in any Loan Document, to the extent that the Loan Agreement or any other Loan Document prohibits, restricts or limits the use of or reliance on any “basket” by any of the Obligors or any of their respective Subsidiaries or conditions any credit extension (including, without limitation, the funding of any Loans or arranging for issuance of any Letters of Credit to or for the benefit of Borrowers) upon the occurrence and during the continuance of a Default or Event of Default, then, notwithstanding the forbearance provided herein with respect to the Specified Defaults, such prohibition, restriction, limitation or conditions shall continue to apply during the Forbearance Period and thereafter so long as the Specified Defaults or any other Default or Event of Default exists, and nothing herein shall be construed (i) as permitting the Obligors or any of their Subsidiaries to take any action that is not permitted to be taken, or have any right not allowed, upon the occurrence and during the continuance of a Default or Event of Default pursuant to the terms of the Loan Documents or (b) as requiring the Administrative Agent, Issuing Bank or any Lender (it being understood and agreed that the Administrative Agent, Issuing Bank and Lenders shall not be required) to fund any Loans or arrange for issuance of any Letters of Credit to or for the benefit of Borrowers upon the occurrence and during the continuance of a Default or Event of Default pursuant to the terms of the Loan Documents.

SECTION 4. Effect of Forbearance. For the avoidance of doubt, the Borrowers and each other Obligor hereby acknowledges and agrees that this Agreement is a Loan Document. Except as expressly stated herein, the provisions of the Loan Agreement and the other Loan Documents have not been modified, are and shall remain in full force and effect in accordance with their terms, and shall constitute and remain as the legal, valid, binding, and enforceable obligations of the Borrowers and the other Obligors, all of which are ratified and affirmed in all respects and shall continue in full force and effect. The parties hereto agree that the running of all statutes of limitation and the doctrine of laches applicable to all claims or causes of action that the Administrative Agent and/or any Lender may be entitled to take or bring in order to enforce its rights and remedies against the Borrowers and/or any Obligor are, to the fullest extent permitted by law, tolled and suspended during the Forbearance Period.

SECTION 5. Representations and Warranties. To induce the Lenders and the Administrative Agent to execute and deliver this Agreement, on behalf of itself and the other Obligors, each Borrower hereby represents and warrants to the Lenders and the Administrative Agent that:

(a) as of the date hereof, and after giving effect to this Agreement, the representations and warranties set forth in Section 9 of the Loan Agreement (other than Section 9.1.9(c) solely as it relates to the Specified Defaults) and in the other Loan Documents shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) on and as of the date hereof with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such earlier date;

(b) immediately before and after giving effect to this Agreement, no Default or Event of Default (other than any Specified Default) has occurred and is continuing;

(c) each Borrower and each other Obligor has taken all necessary action to authorize the execution, delivery and performance of this Agreement, this Agreement has been duly executed and delivered by each Borrower and each other Obligor and this Agreement is the legal, valid and binding obligation of each Borrower and each other Obligor, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of law;

(d) other than the Third Party Forbearance Agreement (as defined below) with respect to the Term Loan Credit Agreement (the “Term Loan Forbearance Agreement”), as of the date hereof, no Third Party Forbearance Agreements exist; and

(e) Borrowers have engaged Moelis & Company as their financial advisor (the “Company Advisor”).

SECTION 6. Effectiveness. This Agreement shall become effective at the time (the “Agreement Effective Date”) that all of the following conditions precedent have been met:

(a) Agreement. The Administrative Agent shall have received duly executed signature pages for this Agreement signed by the Administrative Agent, the Required Lenders, and the Borrowers;

(b) Representations and Warranties. The representations and warranties contained in Section 5 shall be true and correct;

(c) Term Loan Forbearance Agreement. The Term Loan Forbearance Agreement shall be effective and on terms acceptable to the Lender Parties; and

(d) Expenses: (i) The Borrowers shall have paid in full to the extent invoiced all of the reasonable and documented fees and expenses of Latham & Watkins LLP as counsel to the Administrative Agent; and (ii) each Obligor hereby reconfirms its joint and several obligations pursuant to Section 3.4 of the Loan Agreement to pay and reimburse the Administrative Agent for all reasonable costs and expenses (including, without limitation, the fees of Latham & Watkins LLP referred to in clause (i) above) incurred in connection with the negotiation preparation, execution and delivery of this Agreement and all other documents and instruments delivered in connection herewith;

(e) Forecast. The Lender Parties shall have received a preliminary cash flow forecast of the Company and its Subsidiaries covering the 13-week period ending January 17, 2020, in Excel format (the “13-Week Forecast”), which 13-Week Forecast and any amendments thereto shall reflect, for the periods covered thereby, projected weekly disbursements (in line item detail), cash receipts (in line item detail), and ending cash for each week covered by the 13-Week Forecast; and

(f) Fees. The Administrative Agent shall have received for the benefit of each Lender that executes and delivers a counterpart of this Agreement (each such Lender, a “Consenting Lender”), a fee in an amount equal to (i) [***] payable to Bank of America, N.A., (ii) [***] payable to Wells Fargo Bank, National Association and (iii) [***] payable to Siemens Financial Services, Inc.

SECTION 7. Reaffirmation of Guarantee and Security. Each Obligor, by its signature below, hereby agrees that:

(a) (i) after giving effect to this Agreement, the Security Documents shall continue to be in full force and effect and (ii) affirms and confirms all of its obligations and liabilities under the Loan Agreement and each other Loan Document, in each case after giving effect to this Agreement, including its guarantee of the Guaranteed Obligations and the pledge of and/or grant of a security interest in its assets as Collateral pursuant to the Security Documents to secure such Secured Obligations, all as provided in the Security Documents as originally executed, and acknowledges and agrees that such obligations, liabilities, guarantee, pledge and grant continue in full force and effect in respect of, and to secure, the Guaranteed Obligations under the Loan Agreement and the other Loan Documents, in each case after giving effect to this Agreement; and

(b) after giving effect to this Agreement, each Lien granted by it to the Administrative Agent for the benefit of the Secured Parties under each of the Loan Documents to which it is a party shall (i) continue in full force and effect during the term of the Loan Agreement and (ii) continue to secure the Guaranteed Obligations, in each case on and subject to the terms and conditions set forth in the Loan Agreement and the other Loan Documents.

SECTION 8. Release.

(a) In consideration of this Agreement and agreements of the Administrative Agent and Lenders contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Borrowers and the other Obligors (collectively, the “Releasing Parties”), each on behalf of itself and its successors, assigns, and other legal representatives hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges the Administrative Agent, the Lenders and their respective present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (Administrative Agent, each Lender, and all such other Persons being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which Borrowers, the Obligors or any of their respective successors, assigns or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Agreement, for or on account of, or in relation to, or in any way in connection with the Loan Agreement or any of the other Loan Documents or transactions thereunder (any of the foregoing, a “Claim” and collectively, the “Claims”). Each Releasing Party expressly acknowledges and agrees, with respect to the Claims, that it waives, to the fullest extent permitted by applicable law, any and all provisions, rights, and benefits conferred by any applicable U.S. federal or state law, or any principle of U.S. common law, that would otherwise limit a release or discharge of any unknown Claims pursuant to this Section 8. Furthermore, each of the Releasing Parties hereby absolutely, unconditionally and irrevocably covenants and agrees with and in favor of each Releasee that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Claim released and/or discharged by the Releasing Parties pursuant to this Section 8. The foregoing release, covenant and waivers of this Section 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment or prepayment of any of the Loans, or the termination of the Loan Agreement, this Agreement, any other Loan Document or any provision hereof or thereof.

(b) Each Releasing Party understands, acknowledges and agrees that its release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(c) Each Releasing Party agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above.

SECTION 9. Incorporation by Reference. Section 15 (Miscellaneous) of the Loan Agreement is hereby incorporated by reference as if set forth herein in its entirety.

SECTION 10. More Favorable Terms. To the extent that any other forbearance, standstill or other similar agreement entered into by the Borrowers or any Obligor (any such agreement, a “Third Party Forbearance Agreement”), or any amendment to any Third Party Forbearance Agreement, in each case, entered into or agreed after the date of this Agreement and during the Forbearance Period, provides any benefit or right (including, without limitation, the benefit of a forbearance period of shorter duration than the Forbearance Period) to any creditor party thereto that is more favorable than the benefits and rights provided to the Administrative Agent and the Lenders under this Agreement, taking into account the terms and conditions of the underlying debt financing documents in effect with such creditor party, this Agreement shall be deemed to be amended so as to cause any such benefit or right to be incorporated into this Agreement concurrently with making any such benefit or right available, and on comparable terms as it is made available, to any such other creditor.

SECTION 11. Interest Rate. Notwithstanding anything to the contrary in this Agreement or in any Loan Document, for so long as the Specified Defaults or any other Event of Default shall be continuing under the Loan Agreement, all Obligations shall continue to accrue at the Default Rate in the manner set forth in Section 3.1.1(b) and (c) and Section 3.2.2 of the Loan Agreement.

SECTION 12. Diligence Cooperation; Variance Report.

(a) During the Forbearance Period, Borrowers shall cooperate reasonably with the Lender Parties to provide Lender Parties with a continuous access to the Company Advisor.

(b) During the Forbearance Period, (i) the Borrowers shall deliver to the Lender Parties on or prior to 5:00 p.m. (Eastern time) on Wednesday of every calendar week, beginning with the calendar week ending on November 2, 2019, a report for the weekly period ended on the most recent Friday that provides (x) a narrative description of any material variances from, or changes to, the 13-Week Forecast, (y) the aggregate amount of payments made during such period and (z) the aggregate book cash balance of the Company and Subsidiaries as of the close of such period and (ii) at time to be mutually agreed on Wednesday of every calendar week hold a telephone conference call with Company Advisor and Lender Parties.

(c) If Moelis & Company ceases to be the financial advisor to Borrowers during the Forbearance Period, Borrowers shall deliver a notice thereof to the Administrative Agent no later than immediately succeeding Business Day.

(d) During the Forbearance Period, Borrowers shall deliver to the Administrative Agent (and the Administrative Agent shall promptly deliver same to Lenders) a Borrowing Base Report by each Wednesday of each week for the weekly period ended as of the close of business on Monday occurring prior to such Wednesday (commencing with first such Borrowing Base Report due by Wednesday, November 6, 2019, for the weekly period ended as of the close of business on Monday, November 4, 2019). All information (including calculation of Availability) in a Borrowing Base Report shall be certified by Borrower Agent.

(e) Each Borrower hereby confirms, acknowledges and agrees that, unless waived in writing by the Administrative Agent (at the direction of the Lender Parties), the failure of any Borrower (i) to deliver any report or notice or hold weekly conference calls required by Section 12(b) hereof, (ii) deliver notice as required by Section 12(c) or (iii) deliver a Borrowing Base Report as required by Section 12(d), shall each constitute a Forbearance Termination Event.

SECTION 13. Notice of Default. Each Obligor shall provide notice to the Administrative Agent and to counsel to the Lender Parties within one (1) Business Day of its obtaining knowledge of the occurrence of any Forbearance Termination Event, which notice shall state that such event has occurred and set forth, in reasonable detail, the facts and circumstances that gave rise to such event. Such notice shall be delivered in accordance with Section 15.3.1 of the Loan Agreement.

[Signature pages to follow]

IN WITNESS WHEREOF, this Forbearance Agreement has been executed by the parties hereto as of the date first written above.

BORROWERS: KEY ENERGY SERVICES, INC.

By:	/s/ J. Marshall Dodson
Name: J. Marshall Dodson
Title: Senior Vice President, Chief Financial Officer & Treasurer

KEY ENERGY SERVICES, LLC

By:	/s/ J. Marshall Dodson
Name: J. Marshall Dodson
Title: Senior Vice President, Chief Financial Officer & Treasurer

[Signature page to Forbearance Agreement]

ADMINISTRATIVE AGENT AND LENDERS: BANK OF AMERICA, N.A., as Administrative Agent and a Lender

By:	/s/ Ajay Jagsi
Name: Ajay Jagsi
Title: Vice President

[Signature page to Forbearance Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ William M. Plough
Name: William M. Plough
Title: Vice President

[Signature page to Forbearance Agreement]

SIEMENS FINANCIAL SERVICES, INC., as a Lender

By:	/s/ Maria Levy
Name: Maria Levy
Title: Vice President

By:	/s/ John Finore
Name: John Finore
Title: Vice President

[Signature page to Forbearance Agreement]